UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): June 19, 2012

UNIFIED GROCERS, INC.

(Exact name of registrant as specified in its charter)

California	000-10815	95-0615250
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5200 Sheila Street, Commerce, CA 90040

(Address of principal executive offices) (Zip Code)

(323) 264-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 19, 2012, Unified Grocers, Inc. (the “Company”) entered into the second amendment (the “Second Amendment”) of the Credit Agreement dated as of October 8, 2010 among the Company, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent. The Second Amendment raises the Consolidated Total Funded Debt to EBITDAP ratio of the Company allowed by the financial covenants to be no higher than 4.0 to 1 for the fiscal quarters ended June 30 and September 29, 2012, after which it returns to 3.5 to 1, and sets forth a 0.5% increase in the interest rates to be charged if the ratio is greater than 3.5 to 1.

On June 29, 2012, the Company entered into the fourth amendment (the “Fourth Amendment”) to the Company’s Amended and Restated Note Purchase Agreement with the current noteholders and John Hancock Life Insurance Company (U.S.A.), acting in its capacity as collateral agent for the current noteholders (the “Notes”). The Fourth Amendment (1) amends the covenant on Indebtedness to Consolidated EBITDAP ratio to allow for a ratio of 4.0 to 1 for the fiscal quarters ended June 30 and September 29, 2012, after which it is reduced to 3.75 to 1 for the fiscal quarters ended December 29, 2012 and March 30, 2013, 3.5 to 1 for the fiscal quarter ended June 29, 2013 and 3.25 to 1 for all fiscal quarters thereafter, (2) sets forth the increase in the interest rates to be charged based on the Indebtedness to Consolidated EBITDAP ratio (0.5% if the ratio is greater than 3.5 to 1 but less than 3.75 to 1, and 1.5% if the ratio is equal to or greater than 3.75 to 1), (3) amends the debt-to-capital covenant to permit a ratio of Consolidated Adjusted Indebtedness to Consolidated Adjusted Indebtedness plus Consolidated Tangible Net Worth of no higher than 65% from the beginning of the third fiscal quarter of the Company’s fiscal 2012 through the end of the first fiscal quarter of the Company’s fiscal 2014, after which the ratio returns to 60%, and (4) adds an additional covenant providing that the Company’s Consolidated Lease Expense for the fiscal quarter ended September 29, 2012 and subsequent fiscal quarters may not exceed $7.5 million for the quarter.

The foregoing description of the Second Amendment and Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to such amendments when filed by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2012	UNIFIED GROCERS, INC.

	By	/s/ ROBERT M. LING, JR.
Robert M. Ling, Jr.,
President, General Counsel and Secretary